Exhibit 10.1

SIDE LETTER AGREEMENT

The Side Letter Agreement (as amended, restated, modified or supplemented from time to time, the “Agreement”), dated as of November 21, 2024, is made by and between SB Northstar LP (the “Holder”) and Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of its 1.50% Convertible Senior Notes due 2029 (the “Notes”) pursuant to the Indenture, dated as of November 21, 2024, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the “Indenture”).

In connection with the issuance of the Notes under the Indenture, the Company and Holder desire to enter into this Agreement to provide certain covenants for the benefit of Holder.

1.Guarantees. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (a) guarantee any Indebtedness or (b) incur Indebtedness in the form of a security, credit facility or that is otherwise outside such Subsidiary’s ordinary course of business, in each case other than Permitted Indebtedness, unless such Subsidiary concurrently therewith provides a guarantee, on a joint and several basis with all such other Subsidiaries providing any such guarantee of other Indebtedness, of (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee acting in any capacity under the Indenture) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other payment obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes, on the terms set forth in the Indenture by executing a supplement to the Indenture thereto in form and substance reasonably acceptable to the Holder. Any such guarantee created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each initial guarantee to which it relates, or (ii) any sale, exchange or transfer to any Person not an affiliate of the Company of the Subsidiary providing such guarantee.

2.Indebtedness for Borrowed Money. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur or assume any Indebtedness that has a stated maturity date prior to the Notes Maturity Date, other than Permitted Indebtedness and Financial Hardship Indebtedness.

3.Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any of its or its properties or assets (whether now owned or acquired after the date hereof) that secures Indebtedness without effectively providing that the Notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of each initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an affiliate of the Company of the property or assets secured by such initial Lien.

4.Right of First Refusal. If, during such time as any Sponsor Note remains outstanding, the Company or any of its Subsidiaries proposes to issue any Financial Hardship Indebtedness, the Company shall first offer Holder a right of first refusal to provide such Financial Hardship Indebtedness on the same (or better) terms than those set forth in the forms of definitive agreements for such Financial Hardship Indebtedness (“Right of First Refusal”), which Right of First Refusal shall expire and be of no further force and effect five Business Days after such forms of definitive agreements are provided to Holder, unless the Company and Holder enter into definitive agreements for such Financial Hardship Indebtedness prior to the expiration date of such Right of First Refusal.

5.Termination. This Agreement shall terminate and be of no further force and effect immediately at such time that Holder, together with its Affiliates, owns, beneficially and of record, less than $180.0 million aggregate principal amount (the “Minimum Threshold Amount”) of the Sponsor Notes (as defined in the Indenture); provided that paragraphs 10-14 of this Agreement shall survive such termination. Upon the reasonable request of the Company, Holder shall promptly provide evidence reasonably satisfactory to the Company to allow the Company to verify that Holder, together with its Affiliates, is the beneficial owner of no less than the Minimum Threshold Amount of Sponsor Notes. Holder shall promptly provide written notice to Company upon Holder, together with its Affiliates, holding less than the Minimum Threshold Amount of Sponsor Notes.

6.Cooperation of Holder. If the Company or any Subsidiary is required to provide a guarantee pursuant to paragraph 1 above or grant a Lien on its properties or assets pursuant to clause 3 above, Holder shall fully cooperate with the Company and its Subsidiaries to (i) negotiate customary forms of security documents and guarantees, as applicable, (ii) negotiate a customary form of intercreditor agreement, as applicable, and (iii) provide such consents, notices, directions, indemnifications and other documents that may be necessary or appropriate under the Indenture in order to effect any such security documents, guarantees, intercreditor agreements and other documents and agreements in connection therewith. So long as the Company and its Subsidiaries are working in good faith with Holder to negotiate such documents and implement any necessary or appropriate supplements to the Indenture in connection therewith, the Company and its Subsidiaries shall be deemed to be in compliance with the terms of this Agreement.

7.Definitions. Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in the Indenture. As used in this Agreement, the following terms have the following meanings:

“Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Credit Facilities” means one or more debt facilities provided by a bank or similar financial institution providing for revolving credit loans or term loans, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Financial Hardship Indebtedness” means Indebtedness (other than issuances of debt securities that are registered under the Securities Exchange Act of 1933, as amended) in an aggregate principal amount at any time outstanding of up to $200.0 million incurred by the Company and/or its Subsidiaries incurred following such time that (X) the Company’s auditor has communicated to the audit committee of the board of directors of the Company that it does not disagree with the Company’s preliminary assessment that there is substantial doubt about the Company’s ability to continue as a going concern under applicable accounting principles or (Y) the Company has included disclosure in any filing it has made with the Securities and Exchange Commission indicating that there is substantial doubt about the Company’s ability to continue as a going concern.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of any Indebtedness or other obligations.
“Indebtedness” means indebtedness for borrowed money. For the avoidance of doubt, Indebtedness includes only indebtedness for the repayment of money borrowed, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction (such as a capital lease or purchase money financing), or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to he reflected on the balance sheet of the obligor or otherwise.
The amount of any Indebtedness outstanding as of any date will be:
(1)    the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;
(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness;
(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person (and not otherwise guaranteed by the specified Person), the lesser of: (a) the fair value (as determined in good faith by an officer of the Company) of such assets at the date of determination; and (b) the principal amount of the Indebtedness of the other Person; and
(4)    in respect of any Indebtedness of another Person guaranteed by the specified Person or one or more of such Persons, the lesser of: (a) the principal amount of such Indebtedness of such other Person and (b) the maximum amount of such Indebtedness payable under the guarantee or guarantees (without duplication).
In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose under this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any capitalized lease obligations; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Notes Maturity Date” means the stated maturity date of the Notes, which is August 15, 2029.

“Permitted Indebtedness”

(1)the Notes and any guarantees in respect of the Notes;

(2)Financial Hardship Indebtedness and any guarantee in respect of Financial Hardship Indebtedness;

(3)Indebtedness under Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $75.0 million (“Credit Facility Indebtedness”) and any guarantee in respect of such Credit Facility Indebtedness;

(4)Indebtedness existing on the date of this Agreement;

(5)Indebtedness between or among the Company and any of its Subsidiaries or between or among the Company’s Subsidiaries; and

(6)other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

“Permitted Liens”

(1)Liens securing the Notes and any guarantee of the Notes;
(2)Liens securing Financial Hardship Indebtedness and any guarantee in respect of Financial Hardship Indebtedness;
(3)Liens securing Credit Facility Indebtedness and any guarantee in respect of Credit Facility Indebtedness;
(4)Liens existing on the date of this Agreement; and
(5)Liens securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5.0 million.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Subsidiary” means, with respect to any Person:
(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)    any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

8.Waiver, Amendment. Neither this Agreement nor any provisions hereof shall be modified, changed, discharged or waived except by an instrument in writing, signed by the party against whom any waiver, change, discharge or waiver is sought.

9.Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or Holder without the prior written consent of the other party, and any such attempted assignment in violation hereof shall be null and void.

10.Waiver of Jury Trial. EACH OF THE COMPANY AND HOLDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

12.Submission to Jurisdiction. Each of the Company and Holder (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of New York or in the United States District Court for the Southern District of New York, in either case located in the Borough of Manhattan in the City of New York; (b) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. Each of the Company and Holder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.Venue. Each of the Company and Holder irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph 12 above. Each of the Company and Holder irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

14.Service of Process. Each of the Company Holder irrevocably consents to service of process in the manner provided for notices in paragraph 17. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

15.Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.Counterparts. This Agreement may be executed, either manually or by way of a digital signature provided by DocuSign (or similar digital signature provider), by one or more of the parties hereto in any number of separate counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement (whether executed manually or by way of a digital signature as described herein this paragraph 16) by facsimile or other transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

17.Notices. All notices and other communications to the Company or Holder provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Pacific Biosciences of California, Inc. 1305 O’Brien Drive Menlo Park, California 94025 Attention: General Counsel

In each case, with a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 93404 Attention: Andrew Hoffman

If to Holder:	SB Northstar LP
138 Market Street #27-01A Capitagreen Singapore 048946 Attention: Legal

18.No Third-Party Beneficiaries. This Agreement and the covenants contained herein are for the benefit of Holder only and the parties do not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. No holder of the Notes, other than Holder, is entitles to any rights or remedies under this Agreement.

19.Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

20.Severability. If any term or provision (in whole or in part) of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

“Company”
PACIFIC BIOSCIENCES OF CALIFORNIA, INC. By: /s/ Christian Henry Name: Christian Henry Title: Chief Executive Officer

[Signature Page to Side Letter Agreement]

“Holder”
SB NORTHSTAR LP, acting through its general partner, SB NORTHSTAR GP By:/s/ Stephen Lam Name: Stephen Lam Title: Director

[Signature Page to Side Letter Agreement]